Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to both our historical financial statements and the historical financial statements of Key Components, Inc. (“KCI”). The following unaudited pro forma statement of earnings for the fiscal year ended August 31, 2004 reflects the following events as if each had occurred at the beginning of the period, and the following unaudited pro forma balance sheet as of August 31, 2004 reflects the following events as if each had occurred on August 31, 2004:

•	Our acquisition of KCI (the “KCI Acquisition”) for $315 million, of which $235 million is payable in cash (the “Cash Portion”) and $80 million is payable through the assumption of the KCI 10.5% senior subordinated notes due 2008 (referred to herein as the “KCI senior notes”);

•	The sale of 2,500,000 shares of our Class A common stock (referred to herein as “common stock”) in a public offering ( the “offering”) and our receipt of approximately $115.0 million of net proceeds, based on an assumed public offering price of $48.95 per share (which was the last reported sale price of our common stock on the New York Stock Exchange on December 14, 2004) and after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us;

•	The amendment of our senior credit facility and our borrowing of $250 million pursuant to a new term loan thereunder;

•	The redemption of the KCI senior notes for an assumed aggregate redemption price of $84.2 million, including redemption premium and accrued interest to the redemption date;

•	The application of the estimated net proceeds from the offering and the proceeds from the new $250 million term loan to pay the Cash Portion of the acquisition price of KCI, to redeem the KCI senior notes, to reduce our revolving credit and/or commercial paper borrowings and to pay costs and expenses relating to the foregoing; and

•	The application of some of the Cash Portion of the acquisition price to repay all of KCI’s other outstanding indebtedness.

The actual purchase price for KCI is subject to a possible reduction in the event that KCI’s working capital as of the closing date is less than a specified amount.

KCI will be required to give holders of the KCI senior notes at least 30 days advance notice of the redemption of those notes, and we therefore expect that this redemption will occur during January 2005. We expect that the other transactions reflected in the foregoing bullet points will occur prior to or contemporaneously with the closing of this offering.

The unaudited pro forma financial statements do not reflect the activity of Yvel S.A. (“Yvel”) and A.W. Sperry Instruments, Inc., (“Sperry”) which we acquired after August 31, 2004. In addition, the unaudited pro forma financial statements do not reflect the full year impact of our acquisition of Dresco B.V. (“Dresco”), which was acquired on December 30, 2003, or KCI’s acquisitions of Advanced Devices, Inc. and Amveco Magnetics, Inc. on May 7, 2004 and August 23, 2004, respectively.

We expect that the bank lenders under our proposed amended senior credit facility will require that, concurrently with the closing of the KCI acquisition, we make an irrevocable cash deposit with the trustee for the KCI senior notes in an amount equal to the anticipated redemption price of the KCI senior notes, which deposit will be held by the trustee and applied to redeem the KCI senior notes on the applicable redemption date in January 2005. We sometimes refer to this anticipated cash deposit as the “Redemption Deposit”. If the KCI acquisition closes prior to the closing of the offering, we anticipate that we will finance the Redemption Deposit with revolving credit borrowings under our amended senior credit facility and that we will repay those borrowings with a portion of the proceeds from the offering. If the KCI acquisition closes concurrently with the closing of the offering, we anticipate that we will finance the Redemption Deposit with a portion of the proceeds from the offering. To the extent that we initially finance the Redemption Deposit with revolving credit borrowings, we anticipate that those borrowings will be outstanding only temporarily. Accordingly, the following unaudited pro forma financial statements also do not reflect revolving credit borrowings that we may be required to make to temporarily finance the Redemption Deposit or the application of a portion of the net proceeds from the offering to repay those borrowings if we are required to make them.

The unaudited pro forma condensed consolidated statement of earnings for the fiscal year ended August 31, 2004 combines the historical consolidated statement of earnings of Actuant for the fiscal year ended August 31, 2004 and the consolidated historical results of operations of KCI for the twelve months ended September 30, 2004. The unaudited pro forma condensed consolidated balance sheet as of August 31, 2004 combines the consolidated historical balance sheet of Actuant as of that date with the consolidated historical balance sheet of KCI as of September 30, 2004. The unaudited pro forma condensed consolidated financial statements appearing below should be read in conjunction with KCI’s historical financial statements and related notes included as an exhibit to this Form 8-K and the historical financial statements and related notes of Actuant appearing in its Annual Report on Form 10-K for the fiscal year ended August 31, 2004

The unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the KCI acquisition, which will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The total purchase price will be allocated to the net assets of KCI based upon estimates of their fair value. The fair value of some of these assets will be determined on the basis of professional appraisals, none of which has yet commenced. The pro forma adjustments reflected in the following unaudited pro forma financial statements are based on our estimates of the value of KCI’s tangible and intangible assets without the benefit of professional appraisals. Accordingly, the final purchase price allocation will likely differ from the allocation reflected in the following unaudited pro forma condensed consolidated financial statements. In addition, the final purchase price allocation may also differ from that reflected in these unaudited pro forma financial statements to the extent that the actual purchase price we pay for KCI is reduced because KCI’s working capital as of the closing date is less than a specified amount. A final valuation of some of KCI’s assets will be performed after the completion of the acquisition.

The unaudited pro forma condensed consolidated financial statements are based upon available information and a number of assumptions and estimates and are subject to other uncertainties. These unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent what our actual results of operations or financial position would have been had the KCI acquisition and related transactions described above been consummated at the dates indicated, nor do they purport to be indicative of our future results of operations or financial condition.

Terms, whether or not capitalized, that are used in this Exhibit and not defined in this Exhibit shall have the meanings set forth under the caption “Explanatory Notes” appearing elsewhere in this Form 8-K. References to “Actuant,” “we,” “us,” “our” and other similar references in this Exhibit mean Actuant Corporation and its subsidiaries unless otherwise expressly stated or the context otherwise requires.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

August 31, 2004

(dollars in millions)

(unaudited)

	Actuant (1)	KCI (1)	Pro Forma Adjustments			Pro Forma Consolidated
Assets
Current assets
Cash and cash equivalents	$6.0	$1.1		$(1.1	)(2)	$6.0
Accounts receivable, net	90.5	30.0				120.5
Inventories, net	87.1	35.8		3.0	(3)	125.9
Deferred income taxes	11.1	4.9				16.0
Other current assets	7.6	2.4				10.0
Assets held for sale	—	15.6		(15.6	)(2)

Total current assets	202.3	89.8		(13.7)		278.4

Property, plant and equipment, net	48.0	18.9		18.0	(3)	84.9
Goodwill	145.4	89.1		139.3	(3)	373.8
Other intangibles, net	22.1	—		53.0	(3)	75.1
Other long-term assets	6.3	7.5		(0.1	)(4)	11.0
				(2.7	)(3)

Total assets	$424.1	$205.3		$193.8		$823.2

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$1.0	$—	$			$1.0
Trade accounts payable	64.2	15.2				79.4
Accrued compensation and benefits	21.4	5.2				26.6
Income taxes payable	9.6	9.0				18.6
Current maturities of long-term debt	3.8	17.7		(17.7	)(5)	3.8
Other current liabilities	34.6	14.0		2.0	(3)	47.3
				(3.3	)(2)
Liabilities associated with assets held for sale	—	1.0		(1.0	)(2)	—

Total current liabilities	134.6	62.1		(20.0)		176.7
Long-term debt, less current maturities	189.1	109.3		101.9	(5)	400.3
Deferred income taxes	8.3	2.5		25.1	(3)	35.9
Other long-term liabilities	60.1	2.5		0.7	(3)	63.3

Minority interest in net equity of consolidated affiliates	0.2	—				0.2
Redeemable convertible preferred stock	—	112.8		(112.8	)(7)	—

Shareholders’ equity
Capital stock	4.8	—		0.5	(6)	5.3
Additional paid-in capital	(518.3)	—		114.5	(6)	(403.8)
Retained earnings	562.9	(83.9)		83.9	(7)	562.9
Accumulated other comprehensive income (loss)	(17.6)	—				(17.6)

Total shareholders’ equity	31.8	(83.9)		198.9		146.8

Total liabilities and shareholders’ equity	$424.1	$205.3		$193.8		$823.2

(1)	Actuant’s fiscal year ends on August 31 and KCI’s fiscal year ends on December 31. The unaudited pro forma condensed consolidated balance sheet combines Actuant’s historical consolidated balance sheet as of August 31, 2004 with KCI’s historical consolidated balance sheet as of September 30, 2004, which is the last day of the third quarter of KCI’s fiscal year.
(2)	Reflects the elimination of KCI assets and liabilities not acquired or assumed.

(3)	Under purchase accounting, a portion of the purchase price of KCI will be allocated to KCI’s tangible assets and liabilities based on their relative fair values. The remaining purchase price will be allocated to KCI’s identifiable intangible assets with a finite life and amortized over that life, as well as to goodwill and KCI’s identifiable intangible assets with an indefinite life, which are not amortized, but are evaluated on an annual basis to determine impairment and, if appropriate, adjusted accordingly. The pro forma adjustments are based on our preliminary assessment of the value of KCI’s tangible and intangible assets. As discussed in the introduction to these unaudited pro forma financial statements, the final purchase price allocation will likely differ from the preliminary allocation reflected in these unaudited pro forma financial statements. The preliminary purchase price allocation reflected in these unaudited pro forma financial statements is as follows (dollars in millions):

Purchase price allocation:
Net cash paid for KCI acquisition	$235.0
Assumption of the KCI senior notes	80.0
Estimated acquisition expenses	4.5

Total acquisition consideration	319.5
Less: Estimated net book value of tangible assets acquired	(51.8)

Excess purchase price to be allocated	$267.7

Preliminary allocations of excess purchase price:
Inventory adjustment to reflect fair value	$3.0
Fixed asset adjustment to reflect fair value	18.0
Identifiable intangible assets—finite life	23.0
Identifiable intangible assets—indefinite life	30.0
Fair value of pension liability	(3.4)
Fair value of debt	(4.2)
Costs to close KCI’s corporate headquarters	(2.0)
Deferred tax liability	(25.1)
Goodwill	228.4

$267.7

Amortization of intangible assets, if applicable, will occur over the estimated useful lives of the intangible assets, which we estimate will range from five to ten years. Estimated intangible assets include $30 million of trademarks (indefinite life), $16 million of patents (ten year amortization) and $7 million of customer relationships (five year amortization).

(4)	Reflects the estimated debt issuance costs of $2.5 million relating to our new term loan and amended senior credit facility, offset by the elimination of KCI’s $2.6 million of capitalized debt issuance costs that will no longer be amortized due to the repayment of KCI’s outstanding indebtedness in connection with the KCI acquisition.
(5)	Reflects the adjustments of KCI’s and our outstanding indebtedness as follows (in millions):

Repayment of KCI senior notes	$(80.0)
Repayment of KCI’s senior and other debt	(47.0)
Incurrence of the new Actuant term loan	250.0
Utilization of the proceeds from this offering and the new term loan to repay Actuant’s revolving credit and commercial paper borrowings	(38.8)

Total change in debt	$84.2

(6)	Reflects the issuance of shares of our common stock in the offering.
(7)	Reflects the elimination of KCI’s historical shareholders’ equity and redeemable convertible preferred stock pursuant to the application of purchase accounting.

Unaudited Pro Forma Condensed Consolidated Statements Of Earnings

For the Fiscal Year Ended August 31, 2004

(dollars in millions, except per share amounts)

(unaudited)

	Actuant (1)	KCI (1)	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$726.9	$209.1	$—		$936.0
Cost of products sold	495.7	131.2	0.9	(2)	632.8
			2.0	(3)
			3.0	(4)

Gross profit	231.2	77.9	(5.9)		303.2

Selling, administrative and engineering expenses	138.7	41.6	(0.9	)(2)	179.4
Amortization of intangible assets	2.2	—	3.0	(3)	5.2

Operating profit	90.3	36.3	(8.0)		118.6

Financing costs, net	13.6	12.0	(3.6	)(5)	22.0
Charge for early extinguishment of debt	36.7	—			36.7
Other expense (income), net	1.2	—	—		1.2

Earnings from continuing operations before income tax expense and minority interest	38.8	24.3	(4.4)		58.7

Income tax expense	14.7	9.4	(1.7	)(6)	22.4
Minority interest, net of income taxes	0.2	—	—		0.2

Earnings from continuing operations	$23.9	$14.9	$(2.7)		$36.1

Basic earnings per share from continuing operations	$1.01				$1.38

Diluted earnings per share from continuing operations	$0.97				$1.33

Weighted average common shares outstanding:
Basic	23.7		2.5	(7)	26.2
Diluted	24.7		2.5	(7)	27.2

(1)	Because of differing fiscal year-ends for Actuant and KCI, the unaudited pro forma condensed consolidated statement of earnings for the fiscal year ended August 31, 2004 combines Actuant’s historical consolidated statement of earnings for that fiscal year with KCI’s historical consolidated results of operations for the twelve months ended September 30, 2004.
(2)	Reflects the reclassification of certain costs classified as selling, general and administrative costs by KCI to conform to Actuant’s classification as cost of sales.
(3)	Reflects the expected annual amortization of identifiable finite-lived intangible assets acquired as part of the KCI acquisition and the incremental depreciation on the write-up of the fixed assets to fair value.
(4)	Reflects the amortization of the purchase accounting adjustment to record inventory at its fair value.
(5)	Reflects the net change in interest expense to give effect to (a) borrowings under our new term loan at an assumed interest rate of 3.8% per annum, which is based upon LIBOR as of December 1, 2004 plus a borrowing spread, determined pursuant to the anticipated terms of the amended senior credit agreement, of 1.50%, (b) the repayment of all of KCI’s outstanding borrowings and the redemption of the KCI senior notes, (c) the amortization of $2.5 million of estimated debt issuance costs incurred in connection with our amended senior credit facility over five years and (d) the elimination of interest expense and debt issue cost amortization for KCI. A 1/8% increase in the LIBOR rate would result in an additional $0.3 million of interest expense under the new term loan.
(6)	Tax effects of the pro forma adjustments have been calculated based on the estimated statutory tax rate of 39%.
(7)	Reflects the issuance of shares of common stock in the offering.